VERA BRADLEY ANNOUNCES FISCAL FIRST QUARTER 2019 RESULTS

First quarter net revenues totaled $86.6 million, in line with guidance

First quarter net loss totaled ($1.4) million, or ($0.04) per diluted share; better than guidance of ($0.08) to ($0.10) net loss per diluted share

Company ended the first quarter with a strong cash and investment position of $132.3 million, no debt, and year-over-year inventories down 18.2% to $86.2 million

Management increases annual diluted EPS guidance range to $0.40 to $0.50 from $0.35 to $0.45

FORT WAYNE, Ind., June 6, 2018 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal first quarter ended May 5, 2018.

Comments on First Quarter Performance and Looking Ahead

Robert Wallstrom, Chief Executive Officer, said, “We are pleased that our first quarter results exceeded both expectations and prior year performance, primarily driven by a higher-than-planned gross margin rate, largely due to reduced clearance and improved full-price selling, as well as better-than-expected expense leverage. Revenues were in line with our guidance.”

Wallstrom continued, “Vision 20/20 - our plan to strengthen our brand and Company health by materially reducing clearance and realigning our expense structure - continues to be the driving force behind every action we take. We made excellent progress against our initiatives in the first quarter. We reduced clearance activity in our full-line stores and on verabradley.com by over 75% and increased full-price selling in these two channels in the high-single digit range. We continued to deliver on our SG&A reductions through diligent expense management, and we increased our year-over-year cash and investment balances by over $30 million to $132.3 million.

“A primary goal for fiscal 2019 is to drive brand desirability through product and marketing innovation, and we made substantial progress on these fronts as well.”

“By executing Vision 20/20, we expect that our business and brand will become healthier, operating performance will improve, and cash flows will remain strong over the next three years. We are laying the foundation of the future growth of the business,” Wallstrom concluded.

Summary of First Quarter Financial Performance

Net revenues totaled $86.6 million for the current year first quarter ended May 5, 2018, compared to $96.1 million for the prior year first quarter ended April 29, 2017. Revenues were in line with the Company’s guidance range of $84 million to $89 million.

For the current year first quarter, the Company posted a net loss of ($1.4) million, or ($0.04) per diluted share. For the prior year first quarter, the Company posted a net loss of ($4.0) million, or ($0.11) per diluted share. The results for the prior year first quarter included $0.8 million of after-tax severance charges. On a non-GAAP basis, excluding these charges, the Company’s net loss totaled ($3.2) million, or ($0.09) per diluted share.

First Quarter Details

The non-GAAP prior year first quarter income statement numbers referenced below exclude the previously disclosed severance charges.

Current year first quarter Direct segment revenues totaled $65.5 million, a 4.8% decrease from $68.8 million in the prior year first quarter. Comparable sales (including e-commerce) decreased 8.5% for the quarter (reflecting a 3.8% decline in comparable store sales and a 21.0% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened one full-line pop-up and seven factory outlet stores during the past 12 months). As expected, first quarter comparable sales (particularly on verabradley.com) were negatively impacted by the previously mentioned reduction in clearance activity. Full-price selling in the Company’s full-line stores and on verabradley.com increased in the high-single digit range for the quarter.

Indirect segment revenues decreased 22.9% to $21.1 million from $27.3 million in the prior year first quarter, reflecting a reduction in orders from both specialty accounts and certain key accounts.

Gross profit for the quarter totaled $48.6 million, or 56.1% of net revenues, compared to $52.7 million, or 54.8% of net revenues, in the prior year first quarter. The year-over-year 130 basis point gross profit percentage improvement primarily related to reduced clearance activity and increased full-price selling on verabradley.com and in the Company’s full-line stores, channel mix changes, a reduction in product cost, and freight savings; these improvements were partially offset by flash sale activity on the Company’s online outlet site and increased promotional activity at the Company’s factory outlet stores. The gross profit percentage was meaningfully better than guidance of approximately 54.8% primarily due to better-than-expected full-price selling on verabradley.com and in the full-line stores.

Selling, General, and Administrative (“SG&A”) expense totaled $50.7 million, or 58.6% of net revenues, in the current year first quarter, compared to $57.8 million, or 60.1% of net revenues, in the prior year first quarter. On a non-GAAP basis, excluding severance charges, SG&A expense totaled $56.4 million, or 58.7% of net revenues, in the prior year first quarter. SG&A expenses were slightly lower than the guidance range of $51 to $53 million due to timing of expenses and careful expense management.

The Company’s operating loss totaled ($1.9) million, or (2.2%) of net revenues, in the current year first quarter, compared to an operating loss of ($4.8) million, or (5.0%) of net revenues, in the prior year first quarter. On a non-GAAP basis, excluding severance charges, the Company’s operating loss totaled ($3.5) million, or (3.6%) of net revenues, in the prior year first quarter.

By segment, Direct operating income was $7.3 million, or 11.1% of net revenues, compared to $6.8 million, or 9.9% of net revenues, in the prior year, and Indirect operating income was $8.3 million, or 39.3% of net revenues, compared to $9.4 million, or 34.6% of net revenues, in the prior year.

Balance Sheet

Net capital spending for the first quarter totaled $3.7 million.

Cash, cash equivalents, and investments as of May 5, 2018 totaled $132.3 million compared to $101.4 million at the end of last year’s first quarter. The Company had no debt outstanding at quarter end.

Quarter-end inventory was $86.2 million compared to $105.4 million last year and at the low end of guidance of $85 million to $95 million.

Second Quarter and Fiscal Year 2019 Outlook

All numbers referenced below are non-GAAP. Prior year non-GAAP numbers exclude the previously disclosed severance charges, store impairment charges, strategic plan consulting fees, tax reform legislation charge, and other charges. The current year non-GAAP estimates below exclude similar charges.

For the second quarter of fiscal 2019, the Company expects:

•
Net revenues of $111 to $116 million compared to prior year second quarter revenues of $112.4 million. This estimate reflects the movement of approximately $6 million in revenues to the second quarter this year from the third quarter last year, related to promotional event timing shifts.

•
A gross profit percentage of flat to slightly down compared to 56.3% in the prior year second quarter. The gross profit rate may be down slightly due to promotional event shifts into the second quarter from the third quarter last year.

•
SG&A expense of $55.0 to $57.0 million compared to adjusted SG&A expense of $55.9 million in the prior year second quarter. The SG&A estimate reflects expense management and implementation of Vision 20/20 savings, offset by the timing of certain SG&A expenses (primarily marketing) expected to shift into the second quarter this year.

•
Diluted earnings per share of $0.15 to $0.17, based on diluted weighted-average shares outstanding of 35.7 million and an effective tax rate of 25.0%. The previously mentioned event shifts equate to incremental income of approximately $0.07 per diluted share in the current year second quarter. On a non-GAAP basis, excluding charges, adjusted net income totaled $4.6 million, or $0.13 per diluted share, in the prior year second quarter.

•	Inventory of $85 to $95 million at the end of the second quarter, compared to $104.1 million at the end of last year’s second quarter.

For fiscal 2019, Company’s updated expectations are as follows:

•	Net revenues of $405 to $422 million compared to $454.6 million in fiscal 2018.

•
A gross profit percentage of 56.3% to 56.6% compared to the adjusted gross profit percentage of 56.1% in fiscal 2018. The gross profit percentage should be boosted by reduced reliance on clearance selling and lower product costs, partially offset by channel mix changes and expected overhead deleverage due to lower inventory levels.

•	SG&A expense of $210 to $215 million compared to adjusted SG&A expense of $221.4 million in fiscal 2018, reflecting expense management and implementation of Vision 20/20 savings.

•
Diluted earnings per share of $0.40 to $0.50, based on diluted weighted-average shares outstanding of 35.7 million and an effective tax rate of 25.0%. Excluding charges, adjusted diluted earnings per share totaled $0.60 last year.

•	Net capital spending of approximately $10 million compared to $11.8 million in the prior year.

The prior fiscal year contained an extra (53rd) week. Management estimates that the additional week contributed approximately $4.1 million in net revenues and increased diluted earnings per share by approximately $0.01 for fiscal 2018.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
The Company believes that the non-GAAP measures presented in this earnings release, including prior year selling, general, and administrative expenses; operating loss; net loss and diluted loss per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the first quarter is scheduled for today, Wednesday, June 6, 2018, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 397-5350, and enter the access code 6861602. A replay will be available shortly after the conclusion of the call and remain available through June 20, 2018. To access the recording, listeners should dial (844) 512-2921, and enter the access code 6861602.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, the Company’s online outlet site, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,400 specialty retail locations, substantially all of which are located in the United

States, as well as select department stores, national accounts, third party e-commerce sites, third-party inventory liquidators, and royalties recognized through licensing agreements.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2018. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 5, 2018	February 3, 2018	April 29, 2017
Assets
Current assets:
Cash and cash equivalents	$61,403	$68,751	$74,400
Short-term investments	59,892	54,150	9,489
Accounts receivable, net	17,523	15,566	22,693
Inventories	86,188	87,838	105,421
Income taxes receivable	4,575	4,391	5,722
Prepaid expenses and other current assets	10,895	11,327	11,579
Total current assets	240,476	242,023	229,304
Property, plant, and equipment, net	86,411	86,463	100,566
Long-term investments	10,992	15,515	17,519
Deferred income taxes	5,437	5,385	12,672
Other assets	1,183	1,283	2,222
Total assets	$344,499	$350,669	$362,283
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,373	$13,503	$25,705
Accrued employment costs	6,181	13,616	10,743
Other accrued liabilities	13,850	12,343	18,667
Income taxes payable	906	812	681
Total current liabilities	34,310	40,274	55,796
Long-term liabilities	25,494	25,112	27,243
Total liabilities	59,804	65,386	83,039
Shareholders’ equity:
Additional paid-in-capital	91,569	91,192	89,438
Retained earnings	269,867	270,783	259,718
Accumulated other comprehensive loss	(163)	(114)	(43)
Treasury stock	(76,578)	(76,578)	(69,869)
Total shareholders’ equity	284,695	285,283	279,244
Total liabilities and shareholders’ equity	$344,499	$350,669	$362,283

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017
Net revenues	$86,591	$96,135
Cost of sales	37,975	43,435
Gross profit	48,616	52,700
Selling, general, and administrative expenses	50,705	57,771
Other income	177	267
Operating loss	(1,912)	(4,804)
Interest income, net	(243)	(39)
Loss before income taxes	(1,669)	(4,765)
Income tax benefit	(299)	(716)
Net loss	$(1,370)	$(4,049)
Basic weighted-average shares outstanding	35,532	36,235
Diluted weighted-average shares outstanding	35,532	36,235

Basic net loss per share	$(0.04)	$(0.11)
Diluted net loss per share	$(0.04)	$(0.11)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017
Cash flows from operating activities
Net loss	$(1,370)	$(4,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	4,156	4,948
Provision for doubtful accounts	120	162
Stock-based compensation	899	1,278
Deferred income taxes	(210)	867
Cash gain on investments	—	152
Other non-cash charges (gain), net	35	(19)
Changes in assets and liabilities:
Accounts receivable	(1,417)	458
Inventories	1,399	(3,138)
Prepaid expenses and other assets	532	(748)
Accounts payable	(123)	(6,040)
Income taxes	(90)	(2,332)
Accrued and other liabilities	(5,777)	(1,476)
Net cash used in operating activities	(1,846)	(9,937)
Cash flows from investing activities
Purchases of property, plant, and equipment	(3,677)	(3,362)
Purchases of investments	(5,804)	(26,975)
Proceeds from maturities and sales of investments	4,505	30,000
Net cash used in investing activities	(4,976)	(337)
Cash flows from financing activities
Tax withholdings for equity compensation	(522)	(579)
Repurchase of common stock	—	(1,116)
Net cash used in financing activities	(522)	(1,695)
Effect of exchange rate changes on cash and cash equivalents	(4)	(6)
Net decrease in cash and cash equivalents	(7,348)	(11,975)
Cash and cash equivalents, beginning of period	68,751	86,375
Cash and cash equivalents, end of period	$61,403	$74,400
Supplemental disclosure of cash flow information
Cash (received) paid for income taxes, net	$(10)	$522
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of May 5, 2018 and April 29, 2017	$—	$83
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$—	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of May 5, 2018 and April 29, 2017	$1,610	$2,780
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$1,183	$2,204

Vera Bradley, Inc.
First Quarter Fiscal 2019
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 5, 2018
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$50,705	$—	$50,705
Operating loss	(1,912)	—	(1,912)
Loss before income taxes	(1,669)	—	(1,669)
Income tax benefit	(299)	—	(299)
Net loss	(1,370)	—	(1,370)
Diluted net loss per share	$(0.04)	$—	$(0.04)

Direct segment operating income	$7,290	$—	$7,290
Indirect segment operating income	$8,284	$—	$8,284
Unallocated corporate expenses	$(17,486)	$—	$(17,486)

[1]There were no Other Items identified during the first quarter of fiscal 2019

Vera Bradley, Inc.
First Quarter Fiscal 2018
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended April 29, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$57,771	$1,325	$56,446
Operating loss	(4,804)	(1,325)	(3,479)
Loss before income taxes	(4,765)	(1,325)	(3,440)
Income tax benefit	(716)	(487)	(229)
Net loss	(4,049)	(838)	(3,211)
Diluted net loss per share	$(0.11)	$(0.02)	$(0.09)

Direct segment operating income	$6,812	$—	$6,812
Indirect segment operating income	$9,446	$—	$9,446
Unallocated corporate expenses	$(21,062)	$(1,325)	$(19,737)

[1]Items are for severance charges